EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Investor Relations
18400 Von Karman, Suite 1000	Carrie Marrelli, Vice President	(949) 224-5745
Irvine, CA 92612 (800) 967-7623 (949) 440-7030	Media Relations

www.ncen.com	Laura Oberhelman, Director	(949) 255-6716

Sard Verbinnen & Co
	Hugh Burns or Dan Gagnier	(212) 687-8080
	Paul Kranhold or Ron Low	(415) 618-8750

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES
CARRINGTON CAPITAL MANAGEMENT WINS AUCTION
TO PURCHASE LOAN SERVICING OPERATIONS FOR $188 MILLION

IRVINE, CA, May 16, 2007 – New Century Financial Corporation (OTC: NEWCQ) announced today that it conducted and concluded an auction at which Carrington Capital Management, LLC, and Carrington Mortgage Services, LLC (“Carrington”) submitted the highest bid and agreed to acquire New Century’s loan servicing platform for $188 million.  The auction was conducted earlier today pursuant to procedures established by the Bankruptcy Court.

The new purchase price was reached following an auction involving multiple bidders, and represents an increase of approximately 35% from the initial $139 million offer made by Carrington, when the Company initially filed for chapter 11 protection on April 2, 2007.

Brad A. Morrice, President and Chief Executive Officer of New Century, said, “We believe the proposed sale to Carrington is the right and responsible action for us to take given the circumstances. We have been working diligently to maximize the value of the bankruptcy estate for the benefit of all New Century stakeholders, and we are pleased with the outcome of the auction for one of the company’s core assets.”

The transaction is subject to customary closing conditions and must be approved by the United States Bankruptcy Court for the District of Delaware.  A hearing for the approval of this sale is scheduled for Monday, May 21, 2007.  The Company expects the transaction to close by the end of June.

Lazard and AlixPartners are acting as financial advisors to New Century and O’Melveny & Myers LLP is acting as legal advisors with respect to the bankruptcy.

More information about New Century’s chapter 11 case is available on its Web site at www.ncenrestructuring.com.

About New Century Financial Corporation

New Century Financial Corporation is a real estate investment trust (REIT) founded in 1995 and headquartered in Irvine, California.  To find out more about New Century, please visit www.ncen.com.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include, but are not limited to: the Company’s expectation that the transaction will close by the end of June. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements.  Such factors include, but are not limited to: the company’s receipt of Bankruptcy Court approval and the satisfaction of the other conditions to closing set forth in the definitive transaction documents. Additional information on these and other factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other periodic filings of the Company with the Securities and Exchange Commission. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

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